Exhibit 99.1

                       UNION TEXAS PETROLEUM (LETTERHEAD)
NEWS RELEASE
Contact: Carol L. Cox
         (713) 968-2714


                 UNION TEXAS PETROCHEMICALS ANNOUNCES PLANS FOR
                   ADDITIONAL FURNACE AT GEISMAR OLEFINS PLANT
                                  IN LOUISIANA

       Houston, October 21, 1996 -- Union Texas Petroleum Holdings, Inc. today announced plans to construct a new ethylene furnace at the Union Texas Petrochemicals-operated olefins plant at Geismar, Louisiana. As part of the construction project, Union Texas also will upgrade nine of the facility's furnaces. With the addition of the new furnace, the Geismar plant will have a total of 13 furnaces.
       "The additional furnace will enable the Geismar plant to increase its reliability, reduce energy costs and enhance its annual production capacity by about 26 million gross pounds, or 2%, to approximately 1.275 billion gross pounds," said Trey Wilson, Union Texas Regional Vice President-Americas. "With this 13th furnace, Union Texas Petrochemicals' share of ethylene production at the Geismar facility is expected to be approximately 531 million net pounds in 1998.
       "This   increase  in   production   capacity  will  enhance  Union  Texas
Petrochemicals' profitability into the next century. Over the business cycle, our petrochemical operations has been a significant profit and cash flow business segment for Union Texas," said Wilson.
       Construction of the new furnace and upgrading of the nine original furnace units are expected to begin in May 1997 and be completed in February 1999. The new furnace is scheduled to commence start-up operations in the fourth quarter of
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1997. The total cost of the new furnace and upgrading project is estimated to be approximately $27.8 million gross ($11.6 million net to Union Texas).
       A major portion of the work for the new furnace and upgrading project will be performed by ABB Lummus Heat Transfer, a division of ABB Lummus Global Inc. A contract for the design and engineering for both projects has been awarded to ABB Lummus Heat Transfer, which constructed the Geismar plant's nine original furnaces.
       Union Texas Petrochemicals serves as operator and has a 41.67% interest in the Geismar olefins facility, situated about 20 miles southeast of Baton Rouge. The remaining interest is held by BASF, with 41.67%, and GE Plastics, with 16.66%. Union Texas Petrochemicals sells its share of ethylene to several large petrochemical companies that use ethylene in the manufacture of plastics, housewares, carpet and other various consumer products.
       Union Texas Petrochemicals is a trade name for Union Texas Products Corporation, a wholly-owned subsidiary of Union Texas Petroleum Holdings, Inc.
       One  of  the  largest   independent   producers   located  in  the  U.S.,
Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. Union Texas celebrated its 100th anniversary in January 1996.

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